Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSE ROCK MIDSTREAM GP, LLC

This Limited Liability Company Agreement (this “Agreement”) of Rose Rock Midstream GP, LLC is adopted, executed, and agreed to by the sole Member (as defined below), as of August 8, 2011.

1. Formation. Rose Rock Midstream GP, LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) was filed on August 5, 2011 with the Secretary of State of the State of Delaware.

2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Rose Rock Midstream GP, LLC”.

3. Term. The Company commenced its existence on the effective date of the filing of the Certificate. The Company shall continue until terminated pursuant to Section 12.

4. Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate or such other person as the Member may designate in the manner provided by law.

5. Purposes and Permitted Activities. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

6. Sole Member. Rose Rock Midstream Holdings, LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Member”).

7. Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

9. Management. (a) The powers of the Company shall be exercised, and the business and affairs of the Company shall be managed, by or under the authority of a Board of Directors (the “Board”) to be comprised of such number of managers (“Directors”) as shall be determined by the Member. The Board shall possess all rights and powers which are possessed by managers under the Act and otherwise by law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. The Board may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate or this Agreement. The number of Directors shall initially be four (4); but the number of Directors may be changed by the Member. The initial Directors of the Company shall be Norman J. Szydlowski, Robert N. Fitzgerald, Timothy O’Sullivan and Pete Schwiering. Directors need not be residents of the State of Delaware or Members of the Company. The Board, in its discretion, may elect a chairman of the Board who shall preside at any meetings of the Board.

(b) The Board may, from time to time, appoint one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Board may determine. Any Representative so designated shall have such title and authority and perform such duties as the Board may, from time to time, designate or as are normally associated with such office.

(c) Except as otherwise agreed by unanimous written consent, (i) all decisions and actions of the Board shall require approval of a majority of the Directors present at a meeting of the Board at which a quorum (defined as a majority of the full Board) is present and (ii) no Director shall have any unilateral right or authority to take any action on behalf of the Company to bind or commit the Company except in such Director’s capacity as an authorized officer of the Company while acting in accordance with such authorization.

10. Indemnification.

(a) No Director shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if such Director’s conduct shall not have constituted gross negligence or willful misconduct.

(b) To the fullest extent permitted by law, each Director, Member and Representative, and each affiliate of any of the foregoing, (each individually a “Covered Person” and collectively, the “Covered Persons”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Covered Person may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Covered Person continued to be a Covered Person or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined in a final and non-appealable judgment that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Covered Person or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify the Covered Person if the Covered Person is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Covered Person is or was an agent of the Company or any affiliate of the Company and was acting at the request of the Company, against any Losses incurred by the Covered Person in connection with the defense or settlement of such action; provided that the Covered Person shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined in a final and non-appealable judgment that any such Losses resulted from the gross negligence or willful misconduct of the Covered Person. The Company may advance the Covered Person any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Covered Person on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Covered Person provides a written undertaking to repay to the Company the amounts of such advances in the event that the Covered Person is determined to be not entitled to indemnification hereunder.

(c) The indemnification provided pursuant to this Section 10 shall not be deemed to be exclusive of any other rights to which the Covered Persons may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns and administrators of the Covered Persons.

(d) Any indemnification pursuant to this Section 10 shall be payable only from the assets of the Company, it being understood and agreed that the Member shall not be liable for such indemnification and shall have no obligation to contribute or loan any funds or assets to the Company to enable it to effectuate such indemnification.

(e) The Company may purchase and maintain (or reimburse the Member or its affiliates for the cost of) insurance, on behalf of the Member, its affiliates and such other persons or entities as the Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person or entity in connection with the Company’s activities or such person’s or entity’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

(f) A Covered Person shall not be denied indemnification in whole or in part under this Section 10 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 10 are for the benefit of the Covered Persons and their heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other person or entity.

(h) No amendment, modification or repeal of this Section 10 any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Covered Person under and in accordance with the provisions of this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

11. Limitation of Liability. The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act. No Director, by reason of his or her acting as a Director of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14. Subject to All Laws. The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

Rose Rock Midstream Holdings, LLC

By:	/s/ Candice L. Cheeseman

Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary